Exhibit 99.3

ENERGIZER HOLDINGS, INC.

Offer For All Outstanding

4.700% Senior Notes Due 2021

in exchange for

4.700% Senior Notes Due 2021

which have been registered under the

Securities Act of 1933, as amended

Pursuant to the Prospectus dated                 , 2011

The Exchange Offer and withdrawal rights will expire at 5:00 p.m., Eastern Daylight Time, on                  , 20    , unless extended (the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.

To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees:

Energizer Holdings, Inc., a Missouri corporation (the “Company”), is offering to exchange an aggregate principal amount of up to $600,000,000 of its 4.700% Senior Notes due 2021, referred to as the Exchange Notes, for a like principal amount of its 4.700% Senior Notes due 2021, referred to as the Outstanding Notes, upon the terms and subject to the conditions set forth in the Prospectus dated                 , 2011 and in the related Letter of Transmittal and the instructions thereto.

Enclosed herewith are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer with respect to Outstanding Notes in certificated form or Outstanding Notes accepted for clearance through the facilities of The Depository Trust Company, or DTC, if (i) certificates for Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or prior to the Expiration Date or (ii) a book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold the Outstanding Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer.

Please note that the Exchange Offer will expire at                 , Eastern Standard Time, on                 , 20    , unless extended. We urge you to contact your clients as promptly as possible.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the Exchange Agent, for soliciting tenders of the Outstanding Notes pursuant to the Exchange Offer. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

ENERGIZER HOLDINGS, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THOSE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.

The Exchange Offer is not being made to, and the tender of Outstanding Notes will not be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

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